Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Stephanie Johnston

O-I Corporate Communications

(567) 336-7199

stephanie.johnston@o-i.com

O-I Announces New Credit Agreement

Company anticipates lower interest expense

PERRYSBURG, Ohio (May 23, 2011) — Owens-Illinois, Inc., (NYSE: OI) today announced that certain of its subsidiaries have entered into a five-year senior secured credit agreement totaling $2 billion. The new agreement, which has a maturity date of May 2016, is comprised of $1.1 billion in term loans and a $900 million revolving credit facility. Proceeds from borrowings under the new credit agreement will be used to repay all amounts outstanding under, and terminate, the Company’s 2006 Credit Agreement, which had been scheduled to mature in June 2012.

Furthermore, on May 20, 2011, a subsidiary of the Company delivered a Notice of Redemption calling for the May 31, 2011, redemption of its $400 million aggregate principal amount of U.S. dollar denominated 6.75% Senior Notes due 2014.  Proceeds from borrowings under the new credit agreement also will be used to fund this redemption.

Commenting on the Company’s new credit agreement, Ed White, O-I senior vice president and chief financial officer, said, “The current favorable credit market presented an ideal opportunity to refinance our bank credit agreement. The attractive pricing under the new agreement will allow us to reduce interest expense as we redeem a portion of our more expensive fixed rate bonds.”

At the Company’s current leverage ratio, pricing for the new agreement is Libor plus 175 basis points. Overall, the Company anticipates no significant change in total debt outstanding as a result of this new credit agreement. However, the Company does expect to

-more-

incur lower interest expense as a result of the above financing activities. For full year 2011, net interest expense (excluding the impact of redemption premiums and the write-off of finance fees) is expected to approximate $280 million at current foreign currency rates and debt levels.

Forward Looking Statements

This news release contains “forward looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to the expropriation of the Company’s operations in Venezuela, disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) fluctuations in raw material and labor costs, (6) availability of raw materials, (7) costs and availability of energy, including natural gas prices, (8) transportation costs, (9) the ability of the Company to raise selling prices commensurate with energy and other cost increases, (10) consolidation among competitors and customers, (11) the ability of the Company to acquire businesses and expand plants, integrate operations of acquired businesses and achieve expected synergies, (12) unanticipated expenditures with respect to environmental, safety and health laws, (13) the performance by customers of their obligations under purchase agreements, (14) the Company’s ability to further develop its sales, marketing and product development capabilities, and (15) the timing and occurrence of events which are beyond the control of the Company, including any expropriation of the Company’s operations, floods and other natural disasters, and events related to asbestos-related claims. It is not possible to foresee or identify all such factors. Any forward looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward looking statements contained in this news release.

###

About O-I

Owens-Illinois, Inc. (NYSE: OI) is the world’s largest glass container manufacturer and preferred partner for many of the world’s leading food and beverage brands. With revenues of $6.6 billion in 2010, the Company is headquartered in Perrysburg, Ohio, USA, and employs more than 24,000 people at 80 plants in 21 countries. O-I delivers safe, effective and sustainable glass packaging solutions to a growing global marketplace. For more information, visit www.o-i.com.